300 CAPITOL MALL, SUITE 1100    [Graphic Omitted]           AFFILIATED OFFICES:
SACRAMENTO, CA 95814                                        BRUSSELS
TELEPHONE 916 442-0400                                      FRANKFURT
FACSIMILE 916 442-3442                                      LONDON
                                                            NETHERLANDS
                                                            PARIS
                                                            SACRAMENTO*
WORLD WIDE WEB                                              STOCKHOLM
http://www.barteleng.com
                                                       *UNITED STATES MEMBER OF
                                                        EUROPEAN LAWYERS NETWORK

DANIEL B. ENG
e-mail: eng@barteleng.com

                                 April 30, 2003



Board of Directors of
Digital Power Corporation
41920 Christy Street
Fremont, CA  94538-3158

     Re:  Common Stock of Digital Power Corporation
          -----------------------------------------

Dear Ladies and Gentlemen:

     We have acted as counsel to Digital Power Corporation, a California corporation (the "Company"), in connection with the registration of 1,459,000 shares of the Company's Common Stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), which will be offered under options pursuant to the Company's 2002 Stock Option Plan and 1998 Stock Option Plan (the "Plans"), all further described in the Company's registration statement on Form S-8 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to me as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assume that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. We express no opinion as to the law of any other jurisdiction other than the laws of the State of California and the laws of the United States.

     Based upon the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus, which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the considerations set forth under the Plans and stock option agreements, we are

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April 30, 2003
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of the opinion that the Shares to be issued under the Plans and stock option agreements will be legally issued, fully paid and non-assessable.

     We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                           Sincerely,



                                           /s/Bartel Eng & Schroder
                                           BARTEL ENG & SCHRODER

SMD/llp